UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 27, 2025

McEWEN MINING INC.

(Exact name of registrant as specified in its charter)

Colorado	001-33190	84-0796160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 King Street West, Suite 2800 Toronto, Ontario, Canada	M5H 1J9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:	(866) 441-0690

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MUX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 27, 2025, one of the companies in which McEwen Mining Inc. (the “Company”) has a 46.4% equity interest, McEwen Copper Inc. (“McEwen Copper”), entered into and closed on a loan made pursuant to a Loan Agreement (the “Loan Agreement”) among McEwen Copper, the lenders from time to time party thereto, and Evanachan Limited, an Ontario corporation and an affiliate of the Company’s Chairman and Chief Executive Officer and the beneficial owner of more than 5% of the Company’s common stock, Robert McEwen (“Evanachan”), as administrative agent and lender.

The Loan Agreement established a non-revolving term loan for the benefit of McEwen Copper in an amount agreed to from time to time between the parties to the Loan Agreement, including any additional lenders from time to time party to the Loan Agreement, with an initial loan amount of $25 million as of the closing date of the Loan Agreement. The loan will be used for general working capital and funding feasibility study costs.

The loan represented by the Loan Agreement bears interest at the rate of 12% per year with interest payments due monthly in arrears. The maturity date of the loan is June 27, 2026, the date of the first anniversary of the closing date. Pursuant to the Loan Agreement, the loan can be prepaid in full or in part at any time prior to the maturity date, together with accrued interest thereon to the date of the prepayment, subject to certain notice requirements, which voluntary prepayments shall permanently reduce the loan and prevent such amounts from being reborrowed. Upon an event of default and subject to any applicable notice requirements under the Loan Agreement, in addition to other remedies that may be available to the lenders, the obligations under the Loan Agreement may be accelerated.

The Loan Agreement contains representations and warranties, positive and negative covenants customary for financings of this type, including, but not limited to, limitations on additional borrowings, additional investments, changes to capital structure and asset sales. Until the loan is repaid, McEwen Copper is restricted from paying distributions to its shareholders.

The Loan Agreement is not intended to provide any factual information about McEwen Copper. The representations, warranties, and covenants contained in the Loan Agreement were made only for purposes of the Loan Agreement, including the allocation of risk between the parties, and as of specific dates, were solely for the benefit of the parties to the Loan Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Loan Agreement.

Notwithstanding the foregoing, the Company is not a guarantor under the Loan Agreement, and the payment obligations under the Loan Agreement are the responsibility only of McEwen Copper and not of the Company.

The Loan Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The preceding summary of the Loan Agreement is qualified in its entirety by reference to the full text of the document. Investors and other interested parties are encouraged to read the Loan Agreement in its entirety because it contains important information not summarized above.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated into this Item 2.03 by reference, to the extent applicable.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2025, the Company issued under its 2024 Equity and Incentive Plan (the “2024 Plan”) restricted stock units and shares of restricted common stock to the executive officers of the Company identified below pursuant to (a) a new form of Restricted Stock Unit Grant Agreement (the “RSU Agreement”) to be used by it for awards of restricted stock units (“RSUs”) and (b) a new form of Restricted Stock Grant Agreement (the “RSA Agreement”) to be used by it for awards of restricted common stock (“RSAs”), as applicable, to eligible participants under the 2024 Plan, unless otherwise determined by the Compensation, Nominating & Corporate Governance Committee of the Board of Directors of the Company (the “Committee”).

Grants of RSUs that may be made under the 2024 Plan and form of RSU Agreement will be subject to time-based vesting restrictions. The time-based vesting restriction will be established generally over a period of specified time (e.g., months or years), such that grants of RSUs will vest in substantially equal tranches on the dates set forth in the grantee’s award agreement, in each case subject to the participant’s continuous service through the vesting date (the “RSU Vesting Period”). Notwithstanding the foregoing, if, prior to the expiration of the RSU Vesting Period, the participant’s continuous service is terminated due to the participant’s death or disability, a percentage of the RSUs that are unvested as of the date of such termination of the participant’s continuous service equal to (a) the full number of months of the participant’s continuous service from the grant date to the date of participant’s termination of the continuous service divided by (b) the total number of months from the grant date to the latest vesting date set forth in such participant’s award agreement will become vested as of the date of such termination. In addition, in the event of a change in control (as such term is used in the RSU Agreement), the Committee may provide that the RSU Vesting Period be accelerated and unvested RSUs become vested, in whole or in part, prior to or upon the effective date of the change in control.

On the date that the RSU Vesting Period restriction is satisfied, either by vesting or as a result of an acceleration event described above, the holder of RSUs will be entitled to receive one share of common stock of the Company for each RSU that becomes vested, or, alternatively, in the Committee’s discretion, a lump sum cash payment equal to the fair market value of such shares of common stock (as determined in accordance with the participant’s award agreement), to be issued or paid out within 30 days following the date upon which such RSUs become vested units, subject to certain exceptions for “specified employees” (as such term is used in the participant’s award agreement).

Grants of RSAs that may be made under the 2024 Plan and form of RSA Agreement will be subject to time-based vesting restrictions. The time-based vesting restriction will be established generally over a specified period of time (e.g., months or years), such that grants of RSAs will vest in substantially equal tranches on the dates set forth in the grantee’s award agreement, in each case subject to the participant’s continuous service through the vesting date (the “RSA Vesting Period”). Notwithstanding the foregoing, if, prior to the expiration of the RSA Vesting Period, the participant’s continuous service is terminated due to the participant’s death or disability, a percentage of the RSAs that are unvested as of the date of such termination of the participant’s continuous service equal to (a) the full number of months of the participant’s continuous service from the grant date to the date of participant’s termination of the continuous service divided by (b) the total number of months from the grant date to the latest vesting date set forth in such participant’s award agreement will become vested as of the date of such termination. In addition, in the event of a change in control (as such term is used in the RSA Agreement), the RSAs may be assumed or substituted with substantially equivalent awards by the acquiring or succeeding corporation in the Committee’s discretion or, to the extent the RSAs are not assumed, the Committee may provide that (a) the RSA Vesting Period be accelerated and unvested RSAs become vested, in whole or in part, prior to or upon the effective date of the change in control or (b) the RSAs will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the realization of the participant’s rights as of the effective date of the change in control (unless the Committee determines in good faith and the Company’s outside accounting firm confirms that no amount would have been attained upon the realization of the participant’s rights, in which case the award may be terminated by the Company without payment).

On the date that the RSA Vesting Period restriction is satisfied, either by vesting or as a result of an acceleration event described above, the Company will instruct its transfer agent to make a book entry record of such expiration of the RSA Vesting Period with respect to such RSAs and, if applicable, deliver any cash dividends to the participant and transfer to the participant, in book entry form, any stock dividends credited to the participant’s account with respect to such RSAs, subject to the terms of the RSA Agreement.

The foregoing description is a summary only of material terms of the forms of RSU Agreement and RSA Agreement. The RSU Agreement and the RSA Agreement are each filed as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference. Investors and other interested parties are encouraged to read the form of each of the RSU Agreement and RSA Agreement in its entirety because each contains important information not summarized above.

On June 29, 2025, the Company granted RSUs, which vested or will vest in three equal installments on each of June 29, 2025, December 20, 2025 and June 29, 2026, to each of the following executive officers:

Name of Executive Officer	Number of RSUs
William Shaver	35,220
Perry Ing	14,220
Carmen Diges	10,110

As described above, the settlement and/or payout, if any, to each of the executive officers under the RSUs will not be made until the expiration of the applicable RSU Vesting Period, subject to the above-discussed possible acceleration of such vesting periods.

Item 9.01    Financial Statements and Exhibits.

(d)            Exhibits. The following exhibits are furnished or filed with this report, as applicable:

Exhibit No.	Description
10.1*	Loan Agreement, by and between McEwen Copper Inc., Evanachan Limited, and lenders from time to time party thereto.
10.2	Form of Restricted Stock Unit Grant Agreement
10.3	Form of Restricted Stock Grant Agreement
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

* The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McEWEN MINING INC.

Date: July 3, 2025	By:	/s/ Carmen Diges
Carmen Diges, General Counsel